REO Status Report

COMM, SERIES 2003-LNB1
REO Status Report
As of
7/3/2003
Operating Information Reflected As NOI [] or NCF [X]

Property ID	Property Name	Property Type	City	State	Sq Ft or Units	Paid Thru Date	Allocated Ending Scheduled Loan Amount	Total P&I Advances Outstanding	Other Expense Advance Outstanding	Total T&I Advance Outstanding	Cumulative Unpaid Advance Interest	Total Exposure	Current Monthly P&I	Maturity Date	LTM NOI/NCF Date	LTM DSCR (NOI/NCF)	Valuation Date	Most Recent Valuation Source	Appraisal BPO or Internal Value	Loss using 90% Appr. Or BPO	ARA Amount	Transfer Date	REO Acquisition Date	Date Asset Expected to be Resolved	Comments

Questions or comments contact Investor Relations at GMACCM at (800) 734-0797.

Last Updated on 7/17/2003
By SSanty